Exhibit 99.1

ARGON ST, INC.

12701 Fair Lakes Circle, Fairfax, VA 22033
703.322.0881 Fax 703.322.0885
www.argonst.com

NEWS RELEASE

Argon ST Acquires San Diego Research Center Incorporated (SDRC)

FAIRFAX. VA—July 6, 2006—Argon ST, Inc., (NASDAQ: STST), today announced that it completed the acquisition of San Diego Research Center Incorporated (SDRC), effective July 3, 2006, for approximately $41 million in cash. SDRC expects to realize approximately $20 million in revenues for the fiscal year ending September 30, 2006, and is expected to increase Argon’s fourth quarter revenue by approximately $5 million. The acquisition is expected to be accretive in fiscal year 2007.

Since the company’s founding in 2001, San Diego Research Center, Inc. has established itself as a leader in defense wireless communications by inventing, implementing, and integrating complete systems suited for the most challenging military environments. SDRC has utilized its competencies in systems engineering, waveforms, networks and management to build areas of expertise encompassing advanced modems, innovative networking, and systems solutions.

Over the last twelve months, the management and engineering teams at SDRC and Argon ST have come to know each other as they successfully combined their respective technologies to team on proposals and contracts. SDRC’s focus on innovative, disruptive technology is in keeping with the history of Argon ST’s success. The combination of the two companies will provide customers additional opportunities to leverage the complementary technologies to support real time tactical operations required in today’s environment.

Lindsey McClure, President of SDRC, commented that “the merger brings SDRC the benefit of a larger business presence, and infrastructure to support continued explosive growth, while further stimulating our abilities to invent and apply wireless technologies to new business opportunities that are made possible by Argon ST.”

Terry Collins, Argon ST’s President and CEO, commented that “SDRC has a strong management and technical staff as the fundamental basis for their growth. In addition, the combination of workforce skills, cultural fit, and technology will allow Argon ST to expand into new markets and to support SDRC’s expected rapid future growth as systems move into production.”

Headwaters MB, LLC acted as financial advisor to SDRC in this transaction.

Argon ST designs, develops, and produces systems and sensors for the Command and Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR) markets including SIGINT (signals intelligence), ESM (Electronic Support Measures), EW (Electronic Warfare), imaging, and acoustic systems serving domestic and worldwide markets.

CONTACT:	Argon ST, Inc. Victor F. Sellier, 703 995-4219 vic.sellier@argonst.com

URL www.argonst.com